Exhibit 99.1

NEWS

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines
Phone: 808.835-3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Allyson Pooley
Integrated Corporate Relations
Phone: 310.954.1100
apooley@icrinc.com

MEDIA CONTACT:
Keoni Wagner, VP Public Affairs
Hawaiian Airlines
Phone: 808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Finalizes Aircraft Purchase / Lease Agreement with AWAS

HONOLULU — December 21, 2006 — Hawaiian Holdings, Inc. (Amex and PCX: HA) (“Holdings” or “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today announced that Hawaiian has finalized the purchase of three Boeing 767-300ER aircraft previously leased from an affiliate of AWAS Aviation Services, Inc. (“AWAS”) and has amended the lease agreements for four other aircraft leased from AWAS. These transactions reflect the consummation of an agreement between Hawaiian and AWAS that was previously announced as a letter of intent in November, subject to financing. Hawaiian’s acquisition of the three aircraft was financed through the use of cash as well as the issuance of new debt.  The amended leases remove a provision of the previous agreements that allowed AWAS to exercise early termination options beginning in 2007, shorten the terms of the leases and adjust the lease rates.

“We are extremely pleased to have finalized our agreement with AWAS which we believe is positive for the Company, our employees and our shareholders,” said Mark Dunkerley, president and chief executive officer. “We can now enter 2007 with near-term fleet certainty and the flexibility to develop a comprehensive fleet plan for the future.”

“Completing this transaction with attractive financial terms is an important development for Hawaiian,” added Peter Ingram, Hawaiian’s executive vice president and chief financial officer.  “We appreciate the support of our lenders and are pleased to have the financial flexibility to acquire these aircraft.”

Hawaiian’s aircraft ownership expenses, factoring in aircraft rental expense, depreciation and interest expense related to the new financing will not change materially following these transactions.  As a result of purchasing aircraft which were previously leased, Hawaiian’s aircraft rental expense will decline. Hawaiian’s aircraft rental expense for the four remaining leased aircraft will not differ materially from previous levels.  Hawaiian anticipates depreciating the acquired aircraft, which were originally entered into service in 2001, over a 20-year remaining life.  In conjunction with the aircraft purchase, Hawaiian raised $126 million in floating-rate debt financing from CIT Leasing Corporation.

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Conde Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii. Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex: HA; PCX). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.